Filed Pursuant to Rule 424(b)(3)
Registration No. 333-230857
Prospectus Supplement No. 1
(to Prospectus dated June 12, 2019)

PROSPECTUS SUPPLEMENT NO. 1

CHANTICLEER HOLDINGS, INC.

Up to 16,000,000 Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for such Shares at $1.00 per Full Share

This prospectus supplement no. 1 supplements the prospectus dated June 12, 2019 relating to the offering of non-transferable subscription rights to purchase up to an aggregate of 16,000,000 shares of our common stock. The subscription rights are being offered to holders of record of our common stock and certain warrants as of 4:00 p.m. Eastern Time on June 7, 2019.

On June 25, 2019, we filed a press release and, concurrently, a Current Report on Form 8-K announcing that we have extended the expiration time of the rights offering to 4:00 p.m. Eastern Time on June 28, 2019. We are filing this prospectus supplement to update and supplement the information included or incorporated by reference in the prospectus dated June 12, 2019, with the information contained in the Current Report on Form 8-K. The text of the Current Report on Form 8-K is attached to and a part of this prospectus supplement.

This prospectus supplement should be read in conjunction with the prospectus dated June 12, 2019 and may not be delivered or utilized without the prospectus. To the extent there is a discrepancy between the information contained in this prospectus supplement and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

The exercise of subscription rights for shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 18 of the prospectus as well as the risk factors and other information in any documents we incorporate by reference into the prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 25, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2019

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35570	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414 Charlotte, North Carolina 28226
(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 25, 2019, Chanticleer Holdings, Inc. issued a press release notifying its right holders of record that the company has elected to extend the expiration time of its rights offering to 4:00 P.M. Eastern Time, Friday June 28, 2019.

A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of Chanticleer Holdings Inc. dated June 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc., a Delaware corporation (Registrant)

Date: June 25, 2019	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer